Exhibit 99.2

NEWS

FOR IMMEDIATE RELEASE

Contact:	Bill Davis
Public Affairs Manager
(678) 728-2018

SEROLOGICALS CORPORATION ANNOUNCES PLANT

RATIONALIZATION ACTIONS

ATLANTA, GA — January 6, 2006 – Serologicals Corporation (NASDAQ:SERO) today announced two actions related to its ongoing plant consolidation and rationalization initiative. As part of this process the company continues to focus on reducing ongoing operating costs while improving the productivity and efficiency of its facilities, supply chain management activities as well as overall customer service.

Accordingly, the Company has decided to close its facility in Toronto, Ontario Canada and move all manufacturing of its cell culture products to Kankakee, Illinois. This action is currently projected to occur during the first half of 2006. The Toronto facility will be written down to net realizable value as part of the closing and this will be included in the Company’s fourth quarter financial results for 2005. The facility will be prepared for sale.

The Company continues to see increased demand for its patented cell culture product, EX-CYTE®. In addition, during the past six months, the Company has successfully expanded its production capacity at its Kankakee facility by more than 50% and now can meet both current and anticipated demand for EX-CYTE® with the Kankakee location. Further process improvements have also been identified that will expand capacity to over 100,000 liters per year. As a result of these developments, the Company has decided that it will not open the Lawrence facility as originally anticipated. The Lawrence facility will also be written down to net realizable value as part of the Company’s fourth quarter 2005 financial results and the plant will also be prepared for sale.

“While these are very difficult decisions, we feel these actions are necessary to enable the Company to be more competitive in our marketplace, will enable us to better serve our customers and will enhance the long term profitability of the corporation,” said David A. Dodd, President and Chief Executive Officer of the Company.

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Serologicals Corporation (NASDAQ: SERO), headquartered in Atlanta, GA., is a global leader in developingand commercializing consumable biological products, enabling technologies and services in support of biological research, drug discovery, and the bioprocessing of life-enhancing products. Our customers include researchers at major life science companies and leading research institutions involved in key disciplines, such as neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and stem cell research. In addition, Serologicals is the world’s leading provider of monoclonal antibodies for the blood typing industry.

Serologicals employs a total of more than 1,000 people worldwide in three Serologicals’ companies: Chemicon International, headquartered in Temecula, California, Upstate Group, LLC, headquartered in Charlottesville, Virginia and Celliance Corporation, headquartered in Atlanta, Georgia.

For more information, please visit our website: www.serologicals.com.

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